NEWS

Charter Announces Fourth Quarter and Full Year 2023 Results

Stamford, Connecticut - February 2, 2024 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2023.

•Fourth quarter total residential and small and medium business ("SMB") Internet customers decreased by 61,000. As of December 31, 2023, Charter served a total of 30.6 million residential and SMB Internet customers, with 155,000 total Internet customers added in 2023.

•Fourth quarter total residential and SMB mobile lines increased by 546,000. As of December 31, 2023, Charter served a total of 7.8 million mobile lines, with 2.5 million mobile lines added in 2023.

•Fourth quarter revenue of $13.7 billion grew by 0.3% year-over-year, driven by residential Internet revenue growth of 3.0%, residential mobile service revenue growth of 35.7% and other revenue growth of 24.4%, primarily driven by higher mobile device sales.

•Net income attributable to Charter shareholders totaled $1.1 billion in the fourth quarter. For the year ended December 31, 2023, net income attributable to Charter shareholders totaled $4.6 billion.

•Fourth quarter Adjusted EBITDA1 of $5.6 billion grew by 1.6% year-over-year.

•For the year ended December 31, 2023, revenue of $54.6 billion grew by 1.1% year-over-year. Full year 2023 Adjusted EBITDA totaled $21.9 billion, 1.3% higher than in 2022.

•For the year ended December 31, 2023, capital expenditures totaled $11.1 billion and included $4.0 billion of line extensions.

•Full year 2023 net cash flows from operating activities totaled $14.4 billion, compared to $14.9 billion in the prior year.

•Full year 2023 free cash flow1 of $3.5 billion decreased from $6.1 billion in the prior year, primarily due to higher capital expenditures, mostly driven by Charter's network evolution and expansion initiatives.

•During the fourth quarter, Charter purchased 3.2 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for $1.3 billion. For the year ended December 31, 2023, Charter purchased 9.0 million shares of Charter Class A common stock and Charter Holdings common units for approximately $3.6 billion.

"Our rural footprint expansion is exceeding our deployment and penetration targets," said Chris Winfrey, President and CEO of Charter. "Our network evolution and convergence efforts remain on course. And we are beginning to see the benefits of investments in our employees and digital service to improve the customer experience. We are executing on a clear strategy to ensure we offer consumers the best products and services, all while saving them money. Not only now, but in the future."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	December 31, 2023 (c)	December 31, 2022 (c)	Y/Y Change
Footprint (d)
Estimated Passings	56,986	55,573	2.5%

Customer Relationships (e)
Residential	29,904	29,988	(0.3)%
SMB	2,222	2,207	0.7%
Total Customer Relationships	32,126	32,195	(0.2)%

Residential	(108)	42	(150)
SMB	(2)	12	(14)
Total Customer Relationships Quarterly Net Additions	(110)	54	(164)

Total Customer Relationship Penetration of Estimated Passings (f)	56.4%	57.9%	(1.5) ppts

Monthly Residential Revenue per Residential Customer (g)	$119.41	$119.32	0.1%
Monthly SMB Revenue per SMB Customer (h)	$162.38	$165.50	(1.9)%

Residential Customer Relationships Penetration
One Product Penetration (i)	46.7%	45.9%	0.8 ppts
Two Product Penetration (i)	33.1%	32.7%	0.4 ppts
Three or More Product Penetration (i)	20.2%	21.3%	(1.1) ppts

% Residential Non-Video Customer Relationships	54.8%	51.7%	3.1 ppts

Internet
Residential	28,544	28,412	0.5%
SMB	2,044	2,021	1.2%
Total Internet Customers	30,588	30,433	0.5%

Residential	(62)	92	(154)
SMB	1	13	(12)
Total Internet Quarterly Net Additions	(61)	105	(166)

Video
Residential	13,503	14,497	(6.9)%
SMB	619	650	(4.8)%
Total Video Customers	14,122	15,147	(6.8)%

Residential	(248)	(145)	(103)
SMB	(9)	1	(10)
Total Video Quarterly Net Additions	(257)	(144)	(113)

Voice
Residential	6,712	7,697	(12.8)%
SMB	1,293	1,286	0.5%
Total Voice Customers	8,005	8,983	(10.9)%

Residential	(248)	(232)	(16)
SMB	(3)	(1)	(2)
Total Voice Quarterly Net Additions	(251)	(233)	(18)

Mobile Lines (j)
Residential	7,519	5,116	47.0%
SMB	247	176	40.4%
Total Mobile Lines	7,766	5,292	46.8%

Residential	532	600	(68)
SMB	14	15	(1)
Total Mobile Lines Quarterly Net Additions	546	615	(69)

Enterprise (k)
Enterprise Primary Service Units ("PSUs")	303	284	6.5%
Enterprise Quarterly Net Additions	5	2	3
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

As of December 31, 2023, Charter had 29.9 million residential customer relationships, excluding mobile-only relationships.

Fourth quarter residential Internet customers decreased by 62,000, compared to an increase of 92,000 during the fourth quarter of 2022.

Spectrum Internet® delivers the fastest Internet1 and WiFi download speeds in Charter's footprint. Charter is on plan to evolve its network at a lower cost than its competitors to offer symmetrical and multi-gigabit speeds across its entire footprint. Charter's Advanced WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices with enhanced security and privacy is available to all Spectrum Internet customers.

Residential video customers decreased by 248,000 in the fourth quarter of 2023, compared to a decline of 145,000 in the fourth quarter of 2022, partly driven by video disconnects related to the temporary loss of Disney programming in early September. As of December 31, 2023, Charter had 13.5 million residential video customers. In October, Charter began deploying Xumo Stream Boxes to video customers. The Xumo Stream Box combines a live TV experience with access to hundreds of the most popular direct-to-consumer TV applications, and features unified search and discovery along with a curated content offering based on the customer's interests and subscriptions.

During the fourth quarter of 2023, residential wireline voice customers declined by 248,000, compared to a decline of 232,000 in the fourth quarter of 2022. As of December 31, 2023, Charter had 6.7 million residential wireline voice customers.

During the fourth quarter of 2023, Charter added 532,000 residential mobile lines, compared to growth of 600,000 during the fourth quarter of 2022. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and offers the fastest overall speeds,2 with plans that include 5G access, do not require contracts and include taxes and fees in the price. Charter's converged offer, Spectrum One, and Spectrum Mobile are central to Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

Fourth quarter 2023 monthly residential revenue per residential customer totaled $119.41, and increased by 0.1% compared to the prior year period, given promotional rate step-ups, rate adjustments and the accelerated growth of Spectrum Mobile, partly offset by a lower mix of video customer relationships and a higher mix of lower priced video packages within Charter's video customer base.

SMB customer relationships decreased by 2,000 in the fourth quarter of 2023, while fourth quarter 2022 SMB customer relationships grew by 12,000. Enterprise PSUs grew by 5,000 in the fourth quarter of 2023 versus 2,000 added in the fourth quarter of 2022.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the fourth quarter of 2023, Charter activated 105,000 subsidized rural passings. Within Charter's subsidized rural footprint, total residential and SMB customer relationships increased by 34,000 in the fourth quarter of 2023.

1.Based on Ookla's Speedtest Global Index median fixed download speeds for Q4 2023, which indicates that Spectrum Internet continues to deliver faster speeds than its competitors.
2.Fastest Overall Speed claim based on Global Wireless Solutions' combined cellular and WiFi speed test results in Spectrum service area where WiFi is available. Cellular speeds vary by location.

Fourth Quarter Financial Results
(in millions)

	Three Months Ended December 31,
	2023	2022	% Change
Revenues:
Internet	$5,805	$5,637	3.0%
Video	3,905	4,251	(8.1)%
Voice	393	379	3.8%
Mobile service	626	461	35.7%
Residential revenue	10,729	10,728	—%
Small and medium business	1,083	1,093	(0.9)%
Enterprise	700	674	3.8%
Commercial revenue	1,783	1,767	0.9%
Advertising sales	428	558	(23.4)%
Other	771	621	24.4%
Total Revenues	$13,711	$13,674	0.3%

Net income attributable to Charter shareholders	$1,058	$1,196	(11.5)%
Net income attributable to Charter shareholders margin	7.7%	8.7%

Adjusted EBITDA (a)	$5,573	$5,482	1.6%
Adjusted EBITDA margin	40.6%	40.1%

Capital Expenditures	$2,856	$2,920	(2.2)%

Net cash flows from operating activities	$3,855	$3,787	1.8%
Free cash flow (a)	$1,061	$1,136	(6.6)%

See page 1 of the addendum of this news release for a GAAP reconciliation of Adjusted EBITDA and free cash flow and page 7 of the addendum of this news release for footnotes. The footnotes contain important disclosures regarding the definitions used for these financial results. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Revenues

Fourth quarter revenue increased by 0.3% year-over-year to $13.7 billion, driven by growth in residential Internet, mobile service and other revenues, primarily driven by higher mobile device sales, partly offset by lower residential video and advertising sales revenues.

Residential revenue totaled $10.7 billion in the fourth quarter, and was virtually unchanged year-over-year.

Internet revenue grew by 3.0% year-over-year to $5.8 billion, driven by growth in Internet customers during the last year, promotional rate step-ups and rate adjustments, partly offset by lower bundled revenue allocation.

Video revenue totaled $3.9 billion in the fourth quarter, a decrease of 8.1% compared to the prior year period, driven by a higher mix of lower priced video packages within Charter's video customer base and a decline in video customers during the last year, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases.

Voice revenue grew by 3.8% year-over-year to $393 million, driven by voice rate adjustments, partly offset by a decline in wireline voice customers over the last twelve months.

Fourth quarter mobile service revenue totaled $626 million, an increase of 35.7% year-over-year, driven by mobile line growth and higher bundled revenue allocation.

Commercial revenue increased by 0.9% year-over-year to $1.8 billion, driven by enterprise revenue growth of 3.8% year-over-year, partly offset by a SMB revenue decrease of 0.9%. The year-over-year decrease in fourth quarter 2023 SMB revenue was driven by lower monthly SMB revenue per SMB customer primarily due to a higher mix of lower priced video packages and a lower number of voice lines per SMB customer relationship, partly offset by customer relationship growth. Enterprise revenue excluding wholesale increased by 6.1% year-over-year, mostly reflecting PSU growth.

Fourth quarter advertising sales revenue of $428 million decreased by 23.4% compared to the year-ago quarter, primarily driven by lower political revenue. Excluding political revenue in both periods, advertising sales revenue decreased by 0.7% year-over-year, due to a more challenged advertising market, partly offset by higher advanced advertising revenue.

Other revenue totaled $771 million in the fourth quarter, an increase of 24.4% compared to the fourth quarter of 2022, primarily driven by higher mobile device sales.

Operating Costs and Expenses

Fourth quarter programming costs decreased by $296 million, or 10.6% as compared to the fourth quarter of 2022, reflecting fewer video customers and a higher mix of lower cost packages within Charter's video customer base, partly offset by contractual programming rate increases and renewals.

Other costs of revenue increased by $198 million, or 15.0% year-over-year, primarily driven by higher mobile device sales and other mobile direct costs, partly offset by lower advertising sales expense.

Costs to service customers increased by $44 million, or 2.1% year-over-year. The year-over-year increase in costs to service customers was primarily driven by additional activity to support the growth of Spectrum Mobile, partly offset by productivity improvements.

Sales and marketing expenses decreased by $16 million, or 1.6% year-over-year, primarily due to lower labor costs.

Other expenses increased by $16 million, or 1.5% as compared to the fourth quarter of 2022.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.1 billion in the fourth quarter of 2023, compared to $1.2 billion in the fourth quarter of 2022. The year-over-year decrease in net income attributable to Charter shareholders was primarily driven by a pension remeasurement loss and higher interest expense, partly offset by a gain on sale of assets and higher Adjusted EBITDA.

Net income per basic common share attributable to Charter shareholders totaled $7.23 in the fourth quarter of 2023 compared to $7.79 during the same period last year. The decrease was primarily the result of the factors described above, partly offset by a 4.7% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $5.6 billion grew by 1.6% year-over-year, reflecting growth in revenue of 0.3% and a decrease in operating expenses of 0.7%.

Capital Expenditures

Capital expenditures totaled $2.9 billion in the fourth quarter of 2023, a decrease of $64 million compared to the fourth quarter of 2022. Line extensions capital expenditures totaled $978 million in the fourth quarter of 2023, driven by Charter's subsidized rural construction initiative and continued network expansion across residential and commercial greenfield and market fill-in opportunities. Fourth quarter capital expenditures excluding line extensions totaled $1.9 billion, compared to $2.0 billion in the fourth quarter of 2022, driven by lower spend on scalable infrastructure and CPE, partly offset by higher spend on upgrade/rebuild (primarily network evolution).

Cash Flow and Free Cash Flow

During the fourth quarter of 2023, net cash flows from operating activities totaled $3.9 billion, compared to $3.8 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to lower cash taxes and higher Adjusted EBITDA, partly offset by higher cash paid for interest and a less favorable change in working capital.

Free cash flow in the fourth quarter of 2023 totaled $1.1 billion, a decrease of $75 million compared to the fourth quarter of 2022. The year-over-year decrease in free cash flow was primarily driven by a less favorable change in accrued expenses related to capital expenditures, partly offset by an increase in net cash flows from operating activities and a decrease in capital expenditures.

Liquidity & Financing

As of December 31, 2023, total principal amount of debt was $97.6 billion and Charter's credit facilities provided approximately $5.2 billion of additional liquidity in excess of Charter's $709 million cash position.

In January and February 2024, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. redeemed all of their outstanding senior secured floating rate notes due 2024 and paid in full all of their outstanding 4.500% senior secured notes due 2024 at maturity.

Share Repurchases

During the three months ended December 31, 2023, Charter purchased 3.2 million shares of Charter Class A common stock and Charter Holdings common units for $1.3 billion.

Full Year Financial Results
(in millions)

	Year Ended December 31,
	2023	2022	% Change
Revenues:
Internet	$23,032	$22,222	3.6%
Video	16,351	17,460	(6.4)%
Voice	1,510	1,559	(3.1)%
Mobile service	2,243	1,698	32.1%
Residential revenue	43,136	42,939	0.5%
Small and medium business	4,353	4,350	0.1%
Enterprise	2,770	2,677	3.5%
Commercial revenue	7,123	7,027	1.4%
Advertising sales	1,551	1,882	(17.6)%
Other	2,797	2,174	28.7%
Total Revenues	$54,607	$54,022	1.1%

Net income attributable to Charter shareholders	$4,557	$5,055	(9.9)%
Net income attributable to Charter shareholders margin	8.3%	9.4%

Adjusted EBITDA (a)	$21,894	$21,616	1.3%
Adjusted EBITDA margin	40.1%	40.0%

Capital Expenditures	$11,115	$9,376	18.6%
% Total Revenues	20.4%	17.4%

Net cash flows from operating activities	$14,433	$14,925	(3.3)%
Free cash flow (a)	$3,490	$6,102	(42.8)%

Revenues

For the year ended December 31, 2023, revenues increased to $54.6 billion, 1.1% higher than in 2022, driven by growth in residential Internet, mobile device sales and mobile service revenues, partly offset by lower residential video and advertising sales revenues.

Operating Costs and Expenses

Operating costs and expenses totaled $32.7 billion in 2023, an increase of $307 million, or 0.9% compared to the prior year ended December 31, 2022, primarily driven by increases in mobile direct costs and costs to service customers, partly offset by a decrease in programming costs.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $4.6 billion for the year ended December 31, 2023, compared to $5.1 billion in 2022. The year-over-year decrease in net income attributable to Charter shareholders was primarily driven by higher interest expense, net and a pension remeasurement loss in 2023 versus a gain in 2022, partly offset by higher Adjusted EBITDA and a gain on sale of assets in 2023.

Net income per basic common share attributable to Charter shareholders totaled $30.54 for the year ended December 31, 2023, compared to $31.30 during the same period last year. The decrease was primarily the result of the factors described above, partly offset by a 7.6% decrease in weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

Adjusted EBITDA totaled $21.9 billion for the year ended December 31, 2023, an increase of 1.3% compared to 2022, reflecting growth in revenue and operating expenses of 1.1% and 0.9%, respectively.

Capital Expenditures

Capital expenditures totaled $11.1 billion for the year ended December 31, 2023, compared to $9.4 billion in 2022. The increase was driven by higher spend on line extensions, which totaled $4.0 billion in 2023, driven by Charter's rural construction initiative and continued network expansion across residential and commercial greenfield and market fill-in opportunities, and higher spend on upgrade/rebuild, driven by network evolution. For the full year 2023, capital expenditures excluding line extensions totaled $7.1 billion.

Charter currently expects full year 2024 capital expenditures to total between $12.2 billion and $12.4 billion, including line extensions capital expenditures of approximately $4.5 billion and network evolution spend of approximately $1.6 billion, compared to $4.0 billion and $0.9 billion, respectively, in 2023. The actual amount of capital expenditures in 2024 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

For the year ended December 31, 2023, net cash flows from operating activities totaled $14.4 billion, compared to $14.9 billion in 2022. The year-over-year decrease in net cash flows from operating activities was primarily due to a more unfavorable change in working capital and higher cash paid for interest, partly offset by an increase in Adjusted EBITDA in the current year period and the payment of litigation settlements in the prior year period.

Free cash flow for the year ended December 31, 2023 was $3.5 billion, compared to $6.1 billion during the same period last year. The year-over-year decrease in free cash flow was primarily driven by an increase in capital expenditures and a decrease in net cash flows from operating activities.

Share Repurchases

During the year ended December 31, 2023, Charter purchased 9.0 million shares of Charter Class A common stock and Charter Holdings common units, or 5.2% of fully diluted shares outstanding (including as-exchanged Charter Holdings common units) as of December 31, 2022, for approximately $3.6 billion.

Webcast

Charter will host a webcast on Friday, February 2, 2024 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $378 million and $355 million for the three months ended December 31, 2023 and 2022, respectively, and $1.4 billion and $1.4 billion for the years ended December 31, 2023 and 2022, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income attributable to Charter shareholders	$1,058	$1,196	$4,557	$5,055
Plus: Net income attributable to noncontrolling interest	171	189	704	794
Interest expense, net	1,319	1,227	5,188	4,556
Income tax expense	406	419	1,593	1,613
Depreciation and amortization	2,188	2,192	8,696	8,903
Stock compensation expense	152	110	692	470
Other, net	279	149	464	225
Adjusted EBITDA (a)	$5,573	$5,482	$21,894	$21,616

Net cash flows from operating activities	$3,855	$3,787	$14,433	$14,925
Less: Purchases of property, plant and equipment	(2,856)	(2,920)	(11,115)	(9,376)
Change in accrued expenses related to capital expenditures	62	269	172	553
Free cash flow (a)	$1,061	$1,136	$3,490	$6,102

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
REVENUES:
Internet	$5,805	$5,637	3.0%	$23,032	$22,222	3.6%
Video	3,905	4,251	(8.1)%	16,351	17,460	(6.4)%
Voice	393	379	3.8%	1,510	1,559	(3.1)%
Mobile service	626	461	35.7%	2,243	1,698	32.1%
Residential revenue	10,729	10,728	—%	43,136	42,939	0.5%
Small and medium business	1,083	1,093	(0.9)%	4,353	4,350	0.1%
Enterprise	700	674	3.8%	2,770	2,677	3.5%
Commercial revenue	1,783	1,767	0.9%	7,123	7,027	1.4%
Advertising sales	428	558	(23.4)%	1,551	1,882	(17.6)%
Other	771	621	24.4%	2,797	2,174	28.7%
Total Revenues	13,711	13,674	0.3%	54,607	54,022	1.1%

COSTS AND EXPENSES:
Programming	2,504	2,800	(10.6)%	10,638	11,620	(8.4)%
Other costs of revenue	1,507	1,309	15.0%	5,587	4,804	16.3%
Costs to service customers	2,109	2,065	2.1%	8,415	8,087	4.1%
Sales and marketing	900	916	(1.6)%	3,653	3,585	1.9%
Other expense (b)	1,118	1,102	1.5%	4,420	4,310	2.6%
Total operating costs and expenses (b)	8,138	8,192	(0.7)%	32,713	32,406	0.9%

Adjusted EBITDA (a)	$5,573	$5,482	1.6%	$21,894	$21,616	1.3%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

See footnotes on page 7.
Addendum to Charter Communications, Inc. Fourth Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
REVENUES	$13,711	$13,674	$54,607	$54,022

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,290	8,302	33,405	32,876
Depreciation and amortization	2,188	2,192	8,696	8,903
Other operating (income) expense, net	(34)	140	(53)	281
	10,444	10,634	42,048	42,060
Income from operations	3,267	3,040	12,559	11,962

OTHER INCOME (EXPENSE):
Interest expense, net	(1,319)	(1,227)	(5,188)	(4,556)
Other income (expense), net	(313)	(9)	(517)	56
	(1,632)	(1,236)	(5,705)	(4,500)
Income before income taxes	1,635	1,804	6,854	7,462
Income tax expense	(406)	(419)	(1,593)	(1,613)
Consolidated net income	1,229	1,385	5,261	5,849
Less: Net income attributable to noncontrolling interests	(171)	(189)	(704)	(794)
Net income attributable to Charter shareholders	$1,058	$1,196	$4,557	$5,055

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$7.23	$7.79	$30.54	$31.30
Diluted	$7.07	$7.69	$29.99	$30.74
Weighted average common shares outstanding, basic	146,356,269	153,523,976	149,208,188	161,501,355
Weighted average common shares outstanding, diluted	149,651,479	155,554,890	151,966,313	164,433,596

Addendum to Charter Communications, Inc. Fourth Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$709	$645
Accounts receivable, net	2,965	2,921
Prepaid expenses and other current assets	458	451
Total current assets	4,132	4,017

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	39,520	36,039
Customer relationships, net	1,745	2,772
Franchises	67,396	67,363
Goodwill	29,668	29,563
Total investment in cable properties, net	138,329	135,737

OTHER NONCURRENT ASSETS	4,732	4,769

Total assets	$147,193	$144,523

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$11,214	$10,555
Current portion of long-term debt	2,000	1,510
Total current liabilities	13,214	12,065

LONG-TERM DEBT	95,777	96,093
DEFERRED INCOME TAXES	18,954	19,058
OTHER LONG-TERM LIABILITIES	4,530	4,758

SHAREHOLDERS' EQUITY:
Controlling interest	11,086	9,119
Noncontrolling interests	3,632	3,430
Total shareholders' equity	14,718	12,549

Total liabilities and shareholders' equity	$147,193	$144,523

Addendum to Charter Communications, Inc. Fourth Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,229	$1,385	$5,261	$5,849
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,188	2,192	8,696	8,903
Stock compensation expense	152	110	692	470
Noncash interest, net	7	(5)	20	(17)
Deferred income taxes	(34)	(78)	(80)	87
Other, net	79	142	291	29
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(33)	(80)	(44)	(342)
Prepaid expenses and other assets	(38)	(106)	(572)	(202)
Accounts payable, accrued liabilities and other	305	227	169	148
Net cash flows from operating activities	3,855	3,787	14,433	14,925

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,856)	(2,920)	(11,115)	(9,376)
Change in accrued expenses related to capital expenditures	62	269	172	553
Other, net	150	(117)	(184)	(291)
Net cash flows from investing activities	(2,644)	(2,768)	(11,127)	(9,114)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	7,471	4,115	22,062	25,643
Repayments of long-term debt	(7,553)	(3,652)	(21,938)	(19,311)
Payments for debt issuance costs	(14)	—	(32)	(71)
Purchase of treasury stock	(1,194)	(1,032)	(3,215)	(10,277)
Proceeds from exercise of stock options	1	—	22	5
Purchase of noncontrolling interest	(173)	(223)	(427)	(1,602)
Distributions to noncontrolling interest	(40)	(55)	(158)	(111)
Other, net	429	(7)	444	(43)
Net cash flows from financing activities	(1,073)	(854)	(3,242)	(5,767)

NET INCREASE IN CASH AND CASH EQUIVALENTS	138	165	64	44
CASH AND CASH EQUIVALENTS, beginning of period	571	480	645	601
CASH AND CASH EQUIVALENTS, end of period	$709	$645	$709	$645

CASH PAID FOR INTEREST	$1,354	$1,258	$5,020	$4,509
CASH PAID FOR TAXES	$321	$439	$1,470	$1,321

Addendum to Charter Communications, Inc. Fourth Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	December 31, 2023 (c)	September 30, 2023 (c)	December 31, 2022 (c)
Footprint (d)
Estimated Passings	56,986	56,582	55,573

Customer Relationships (e)
Residential	29,904	30,012	29,988
SMB	2,222	2,224	2,207
Total Customer Relationships	32,126	32,236	32,195

Residential	(108)	3	42
SMB	(2)	5	12
Total Customer Relationships Quarterly Net Additions	(110)	8	54

Total Customer Relationship Penetration of Estimated Passings (f)	56.4%	57.0%	57.9%

Monthly Residential Revenue per Residential Customer (g)	$119.41	$119.28	$119.32
Monthly SMB Revenue per SMB Customer (h)	$162.38	$162.94	$165.50

Residential Customer Relationships Penetration
One Product Penetration (i)	46.7%	46.5%	45.9%
Two Product Penetration (i)	33.1%	33.0%	32.7%
Three or More Product Penetration (i)	20.2%	20.5%	21.3%

% Residential Non-Video Customer Relationships	54.8%	54.2%	51.7%

Internet
Residential	28,544	28,606	28,412
SMB	2,044	2,043	2,021
Total Internet Customers	30,588	30,649	30,433

Residential	(62)	57	92
SMB	1	6	13
Total Internet Quarterly Net Additions	(61)	63	105

Video
Residential	13,503	13,751	14,497
SMB	619	628	650
Total Video Customers	14,122	14,379	15,147

Residential	(248)	(320)	(145)
SMB	(9)	(7)	1
Total Video Quarterly Net Additions	(257)	(327)	(144)

Voice
Residential	6,712	6,960	7,697
SMB	1,293	1,296	1,286
Total Voice Customers	8,005	8,256	8,983

Residential	(248)	(288)	(232)
SMB	(3)	2	(1)
Total Voice Quarterly Net Additions	(251)	(286)	(233)

Mobile Lines (j)
Residential	7,519	6,987	5,116
SMB	247	233	176
Total Mobile Lines	7,766	7,220	5,292

Residential	532	577	600
SMB	14	17	15
Total Mobile Lines Quarterly Net Additions	546	594	615

Enterprise (k)
Enterprise Primary Service Units ("PSUs")	303	298	284
Enterprise Quarterly Net Additions	5	4	2

See footnotes on page 7.
Addendum to Charter Communications, Inc. Fourth Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Customer premise equipment (l)	$514	$601	$2,286	$2,207
Scalable infrastructure (m)	353	555	1,368	1,711
Upgrade/rebuild (n)	529	372	1,719	938
Support capital (o)	482	465	1,727	1,533
Capital expenditures, excluding line extensions	1,878	1,993	7,100	6,389

Subsidized rural construction line extensions	424	539	1,822	1,436
Other line extensions	554	388	2,193	1,551
Total line extensions (p)	978	927	4,015	2,987
Total capital expenditures	$2,856	$2,920	$11,115	$9,376

Capital expenditures included in total related to:
Commercial services	$381	$401	$1,560	$1,511
Subsidized rural construction initiative (q)	$426	$567	$1,870	$1,504
Mobile	$79	$111	$314	$376

See footnotes on page 7.

Addendum to Charter Communications, Inc. Fourth Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(c)We calculate the aging of customer accounts based on the monthly billing cycle for each account in accordance with our collection policies. On that basis, at December 31, 2023, September 30, 2023 and December 31, 2022, customers included approximately 135,800, 143,300 and 144,100 customers, respectively, whose accounts were over 60 days past due, approximately 54,700, 53,400 and 52,800 customers, respectively, whose accounts were over 90 days past due and approximately 286,000, 261,700 and 214,100 customers, respectively, whose accounts were over 120 days past due. Bad debt expense associated with these past due accounts has been reflected in our consolidated statements of operations. The increase in accounts past due more than 120 days is predominately due to pre-existing and incremental unsubsidized services, including video services. These customers are downgraded to a subsidized Internet-only service.
(d)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.
(e)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video, voice and mobile services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.
(f)Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.
(g)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile-only customer relationships.
(h)Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile-only customer relationships.
(i)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships, excluding mobile-only customers.
(j)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(k)Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(l)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(m)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(n)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative which started in 2022.
(o)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(p)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(q)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments (for which separate reporting was initiated in 2022), excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. Fourth Quarter 2023 Earnings Release